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                                                                     EXHIBIT 8.2

                      OPINION OF MUNGER, TOLLES & OLSON LLP
                            AS TO CERTAIN TAX MATTERS

                                 April 11, 2003

Countrywide Financial Corporation
Countrywide Capital IV
4500 Park Granada
Calabasas, CA 91302

Ladies and Gentlemen:

                  We have acted as tax counsel to Countrywide Financial Corporation, a Delaware corporation (the "Company"), and Countrywide Capital IV, a Delaware statutory trust (the "Trust"), in connection with the issuance by the Trust of 20,000,000 of its 6.75% Trust Preferred Securities having an aggregate liquidation amount equal to $500,000,000 (the "Trust Preferred Securities"), as described in that certain prospectus dated March 20, 2003, relating to the Trust Preferred Securities (the "Prospectus"), as supplemented by that certain prospectus supplement, dated April 4, 2003, relating to the Trust Preferred Securities (the "Prospectus Supplement"). The Trust Preferred Securities will represent beneficial ownership interests in the assets of the Trust, which will consist of the Company's 6.75% Junior Subordinated Deferrable Interest Debenture due April 1, 2033 (the "Subordinated Debentures"). This opinion is being provided to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933.

                  In rendering our opinion set forth below, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary and advisable under the circumstances, including, but not limited to, a review of the Registration Statement on Form S-3 (File No. 333-103623) and pre-effective amendment number 1 thereto covering the registration under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, of the securities described therein, including the Trust Preferred Securities and the Subordinated Debentures, as well as the Prospectus and Prospectus Supplement thereunder and other forms of documents, agreements and certificates filed therewith, and have assumed that the transactions described in such materials are performed in the manner described therein.

                  In addition, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("Service") rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.

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                  Based solely upon and subject to the foregoing, we are of the opinion that:

         (1) the Subordinated Debentures will be classified as indebtedness of the Company for United States federal income tax purposes;

         (2) the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation; and

         (3) although the discussion in the Prospectus Supplement under the caption "United States Federal Income Taxation" does not purport to discuss all possible United States federal income tax consequences of purchase, ownership and disposition of the Trust Preferred Securities, such discussion, insofar as it constitutes a summary of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, constitutes an accurate summary of the matters discussed therein in all material respects.

                  Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Trust Preferred Securities, the Subordinated Debentures or of any transaction related to or contemplated by such issuance. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to references to our firm under the captions "United States Federal Income Taxation" and "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                           Very truly yours,

                                           /s/ MUNGER, TOLLES & OLSON LLP